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Exhibit 21.1

Subsidiaries of Tucows Inc., a Pennsylvania corporation

1.
Tucows (Delaware) Inc., a Delaware corporation, is a wholly owned subsidiary of Tucows.

2.
Tucows.com Co., a Nova Scotia corporation, is a wholly owned subsidiary of Tucows (Delaware) Inc.

3.
Tucows (UK) Limited, a company incorporated in England and Wales, is a wholly owned subsidiary of Tucows.com Co.

4.
Infoloans Corp., a Delaware corporation, is a wholly owned subsidiary of Tucows.

5.
Infonautics Co., a Pennsylvania corporation, is a wholly owned subsidiary of Tucows.

6.
Infoprop, Inc., a Delaware corporation is a wholly owned subsidiary of Infonautics Co.

7.
InfoLoans2 Corp., a Delaware corporation is a wholly owned subsidiary of Infonautics Co.

8.
Innerwise Inc., an Illinois corporation, is a wholly owned subsidiary of Tucows (Delaware) Inc.

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  Exhibit 21.1